CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



[LETTERHEAD of KPMG LLP]
Kelowna, Canada

To: The Board of Directors of Zomex Distribution, Inc.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated
May 30, 2001, contains an explanatory paragraph that states that the Company has not generated revenues and has an accumulated deficit since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/
KPMG LLP
Chartered Accountants
July __, 2001